Exhibit 99.1

InterPrivate III Financial Partners Inc. Announces

Extension of Deadline to Complete Initial Business Combination

New York, NY, Aug. 01, 2023 (GLOBE NEWSWIRE) -- InterPrivate III Financial Partners Inc. (NYSE American: IPVF.U, IPVF, IPVF WS) (the “Company”), announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from August 9, 2023 for an additional month, to September 9, 2023, the third of nine potential one-month extensions of the Deadline Date available to the Company.

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides the Company the right to extend the Deadline Date up to nine times for an additional one month each time (each, an “Extension”), from June 9, 2023 to up to March 9, 2024. On July 26, 2023, pursuant to the Charter, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension, the Company deposited $21,000 for the third month of the Extension. On July 27, 2023, the Company deposited such contribution into the Company’s trust account.

About InterPrivate III Financial Partners Inc.

InterPrivate III Financial Partners Inc. is a blank check company formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s stockholders for the Extension is not obtained; the level of redemptions made by the Company’s stockholders in connection with the Extension and its impact on the amount of funds available in the Company’s trust account to complete an initial business combination; and those factors discussed in the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2023, any subsequent Quarterly Report on Form 10-Q filed with the SEC and in the other reports we file with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

James Pipe

ir@interprivate.com

InterPrivate III Financial Partners Inc.

(212) 920-0125